LOAN AGREEMENT

THIS LOAN AGREEMENT (the "Agreement") is entered into as of the 23h day of April, 2013, by and between DubLi, Inc., 5200 Town Center Circle, Boca Raton, FL 33486, U.S.A. (the “Borrower”) and Michael Hansen, P.O. Box 283612, Dubai, U.A.E. (the “Lender”).

WHEREAS, the Lender, due to the impact of a financial crisis in the Republic of Cyprus, needs to cover a temporary liquidity gap;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to enter into this Agreement in accordance with the following provisions:

1.    Principal amount. The principal amount shall be any amount up to US$ 1,000,000 (One Million US Dollars). The amount will be provided as requested by Borrower.

2.    Payments. The entire principal balance of this Agreement then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder, shall be due and payable in full on September 30, 2013.

3.    Interest. Principal owing hereunder from time to time shall accrue interest at a fixed rate of 3.00% per annum, computed based on the actual number of days elapsed and a 365-day year. Interest will be calculated starting May 1, 2013 and continue until loan is paid in full. The annual interest rate following the occurrence and during the continuance of an Event of Default (see section 5), which if susceptible to cure is not cured within ten (10) days, otherwise then from the first date of such occurrence, shall automatically be increased to (15%) for the uncured period or upon satisfaction of the outstanding balance.

4.    Other Payment Terms.

4.1.    Should any payment become due and payable on any day other than a Business Day for Lender, the date of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest or any installment of either thereof, interest shall accrue and be payable thereon for the period of such extension at the applicable interest rate or rates specified herein. Each payment by Borrower on account of the principal of or interest on this Agreement or of any fee or other amount payable to Lender shall be made not later than 11:00 a.m. (Eastern Standard time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day). Any payment made after 11:00 a.m. shall be credited on the next succeeding Business Day. All payments shall be made to Lender at Lender’s office, in U.S. Dollars, in immediately available funds.

4.2.    Borrower shall have the right, from time to time, to prepay the unpaid principal, in whole or in part, without premium or penalty, upon the payment of accrued interest on the amount prepaid to and including the date of payment.

5.    Event of Default. Borrower’s failure to pay principal or interest due under this Agreement as and when due and payable, and the continuation of such failure for more than fifteen (15) days, shall constitute an “Event of Default”. Upon the happening of an Event of Default or at any time thereafter during the continuance of any such event, the Lender may, with or without notice to the Borrower, terminate this agreement and declare any balance under this Agreement then unpaid to be due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kinds, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.

6.    Waivers. Borrower expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, all other notices, bringing of suit and diligence in taking any action to collect amounts called for hereunder.

7.    Applicable Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida; subject, however, to the effect of applicable federal law. Jurisdiction and venue for any action brought to enforce or interpret any term or condition set forth in this Agreement or the other Security Documents, or which relates in any way to this Agreement, shall be solely in Florida, to the exclusion of all other jurisdictions and venues.

8.    Assigns. As used herein, the terms “Borrower” and “Lender” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement effective the date above written.

BORROWER:

DubLi, Inc.

By: /s/ Andreas Kusche
Andreas Kusche, General Counsel

LENDER:

By: /s/ Michael Hansen
Michael Hansen